As filed with the Securities and Exchange Commission on February 11, 2005

Registration No. 333-62346

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ROCK-TENN COMPANY

(Exact name of registrant as specified in its charter)

Georgia (State or other jurisdiction of incorporation or organization)	62-0342590 (I.R.S. Employer Identification No.)

504 Thrasher Street Norcross, Georgia (Address of Principal Executive Offices)	30071 (Zip Code)

ROCK-TENN COMPANY
2000 INCENTIVE STOCK PLAN

ROCK-TENN COMPANY
2004 INCENTIVE STOCK PLAN
(Shares previously available for issuance under the 2000 Incentive Stock Plan)

ROCK-TENN COMPANY 1993 EMPLOYEE
STOCK PURCHASE PLAN
(Full title of the plan)

Steven C. Voorhees Chief Financial Officer	Copies to:
Rock-Tenn Company 504 Thrasher Street Norcross, Georgia 30071 (Name and address of agent for service)	E. William Bates, II King & Spalding LLP 1185 Avenue of the Americas New York, New York 10036-4003

770-448-2193 (Telephone number, including area code, of agent for service)

EXPLANATORY NOTE
PART II
Information Required In The Registration Statement
Item 8. Exhibits
Signatures
EXHIBIT INDEX
EX-5.1 OPINION OF ROBERT B. MCINTOSH, ESQ.
EX-23.1 CONSENT OF ERNST & YOUNG, LLP
EX-24 POWER OF ATTORNEY

EXPLANATORY NOTE

     As originally filed with the Securities and Exchange Commission (which we refer to as the “SEC”), this registration statement on Form S-8 Registration No. 333-62346 (this “Registration Statement”) related to the offering of 2,200,000 shares of our Class A common stock, par value $0.01 per share (which we refer to as “Common Stock”), under the Rock-Tenn Company 2000 Incentive Stock Plan (which we refer to as the “2000 Incentive Stock Plan”).

     As we previously described in the definitive Proxy Statement that we filed with the SEC on December 23, 2004 (which we refer to as the “Proxy Statement”), in October 2004, our board of directors delegated to our compensation and options committee the authority to adopt the Rock-Tenn Company 2004 Incentive Stock Plan (which we refer to as the “2004 Incentive Stock Plan”) and directed that the compensation and options committee submit the 2004 Incentive Stock Plan to our shareholders for approval. In December 2004, our compensation and options committee approved and adopted the 2004 Incentive Stock Plan, and we submitted the 2004 Incentive Stock Plan to our shareholders at the annual meeting of the shareholders held on January 28, 2005. On January 28, 2005 (which we refer to as the “Effective Date”), our shareholders adopted and approved the 2004 Incentive Stock Plan and, as a result, the 2004 Incentive Stock Plan became effective by its terms.

     As we previously described in the Proxy Statement, the following shares of Common Stock covered by this Registration Statement will be available to be issued in connection with awards under the 2004 Incentive Stock Plan: (1) the number of shares of Common Stock that would remain available for issuance under the 2000 Incentive Stock Plan if shares were issued on the Effective Date in an amount sufficient to satisfy the grants then outstanding under the 2000 Incentive Stock Plan, plus (2) the number of shares of Common Stock subject to grants under the 2000 Incentive Stock Plan that were outstanding on the Effective Date and that are subsequently forfeited or expire.

     The contents of this Registration Statement originally filed with the SEC are hereby incorporated herein, except to the extent amended by Part II, Item 8 below. We intend that this amendment to this Registration Statement will have no effect on the shares of Common Stock or the indeterminate amount of interests to be offered or sold pursuant to the Rock-Tenn Company 1993 Employee Stock Purchase Plan that are also covered by this Registration Statement.

PART II

Information Required In The Registration Statement

Item 8. Exhibits

     See separate Exhibit Index attached hereto and hereby incorporated herein.

Signatures

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Norcross, State of Georgia, on the 9th day of February, 2005.

ROCK-TENN COMPANY
By:	/s/ Steven C. Voorhees
Steven C. Voorhees
Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)

     Pursuant to the requirements of the Securities Act of 1933, as this registration statement has been signed by the following persons in the capacities indicated on the 9th day of February, 2005.

Signature	Title
James A. Rubright*	Director, Chairman of the Board and Chief Executive Officer (Principal Executive Officer)

/s/ Steven C. Voorhees Steven C. Voorhees	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)

Stephen G. Anderson*	Director

J. Hyatt Brown*	Director

Robert B. Currey*	Director

Russell M. Currey	Director

Signature	Title
G. Stephen Felker*	Director

Lawrence L. Gellerstedt, III*	Director

John D. Hopkins*	Director

James W. Johnson*	Director

John W. Spiegel*	Director

James E. Young	Director

/s/ Steven C. Voorhees Steven C. Voorhees
*	Signed by Steven C. Voorhees, Attorney-in-Fact, pursuant to Power of Attorney filed with this Amendment to Registration Statement No. 333-62346.

EXHIBIT INDEX

Exhibit
Number	Description of Exhibit
4.1	Restated and Amended Articles of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form S-1, File No. 33-73312).

4.2	Articles of Amendment to the Registrant’s Restated and Amended Articles of Incorporation (incorporated by reference to Exhibit 3.2 of the Registrant’s Annual Report on Form 10-K for the year ended September 30, 2000).

4.3	Bylaws of the Registrant (incorporated by reference to Exhibit 3.2 of the Registrant’s Annual Report on Form 10-K for the year ended September 30, 2003).

4.4	Rock-Tenn Company 2000 Incentive Stock Plan (incorporated by reference to Exhibit B in the Registrant’s Definitive Proxy Statement filed with the SEC on December 18, 2000).

4.5	Rock-Tenn Company 1993 Employee Stock Purchase Plan (incorporated by reference to Exhibit 10.13 to Rock-Tenn Company’s Registration Statement on Form S-1 (File No. 33-73312).

4.6	Rock-Tenn Company 2004 Incentive Stock Plan (incorporated by reference to Exhibit 10.1 of the Registrant’s Current Report on Form 8-K filed with the SEC on February 3, 2005)

5.1	Opinion of Robert B. McIntosh, Esq.

23.1	Consent of Ernst & Young LLP.

23.2	Consent of Robert B. McIntosh, Esq. (included as part of Exhibit 5.1).

24	Power of Attorney.